Exhibit 10.2

Second Amended and Restated Employment Agreement

Second Amended and Restated Employment Agreement (this “Agreement”) dated as of June 13, 2012 (the “Effective Date”) by and between Prospect Global Resources Inc. a Delaware corporation (the “Company”), and Patrick L. Avery (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of August 17, 2010 and an Amended and Restated Employment Agreement dated as of December 1, 2010 (together, the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement, in its entirety, on the terms and subject to the conditions set forth herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, Company and the Executive agree as follows:

1.                                      Employment:  The Company hereby agrees to employ the Executive as the President and Chief Executive Officer (“CEO”) of the Company, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2.                                      Compensation and Related Matters:

(a)                                 Base Salary. During the Executive’s term of service (the “Employment Period”), the Company shall pay the Executive a base salary at the rate of not less than $240,000 per year, increasing to $480,000 effective June 1, 2012 (“Base Salary”).  The Executive’s Base Salary shall be paid in accordance with the Company’s normal payroll practice or, if no such practice is established, in equal installments at the end of each month (with a partial month for the month of August, 2010).  If the Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this agreement.

(b)                                 Initial Bonuses.  The Executive will receive the following bonuses:  (i) $25,000 upon funding of the Company’s first bridge financing, currently anticipated to be $200,000, (ii) $25,000 upon signing and acquiring the Holbrook/Karlsson project, and (iii) $25,000 upon either repayment in full of the loan by the Company to IB Daiwa Corporation or the completion of the purchase by the Company of all collateral for the IB Daiwa loan.

(c)                                  Stock Compensation: The Executive is hereby granted an aggregate of 1,500,000 shares (the “Granted Shares”) of the Company’s common stock (“Common Stock”). The Granted Shares have or shall vest, subject to acceleration as provided below, as follows:  500,000 shares vested on August

17, 2010; 250,000 shares vested on the Effective Date, 2010; 500,000 shall vest on August 17, 2011; and 250,000 shares shall vest on August 17, 2012, in each case so long as the Executive either (i) is employed as the Company’s CEO on such date or (ii) has died or become permanently disabled prior to such date and was employed as the Company’s CEO at the time of death or disability.

Notwithstanding any provision to the contrary, the Granted Shares shall immediately vest in full upon either a “Change in Control” or the termination of the Executive’s services as CEO by the Company other than for “Cause” or by the Executive for “Good Reason” (all as defined below).

For purposes of this Agreement, “Change in Control” shall mean the occurrence, subsequent to August 17, 2010, of any of the following: (A) by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of the Company’s then outstanding securities (provided such person or group was not a beneficial owner of more than 35% of the combined voting power of the Company’s then outstanding securities as of August 17, 2010); (B) as a result of any merger, consolidation, combination or sale or issuance of securities of the Company, or as a result of or in connection with a contested election of directors, the persons who were directors of the Company as of August 17, 2010 cease to constitute a majority of the Board of Directors of the Company (the “Board”); (C) by a transaction or series of transactions, the authority of the Board over any activities of the Company becomes subject to the consent, agreement or cooperation of a third party other than shareholders of the Company.

For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony (other than a violation based on operation of a vehicle) or entering the plea of nolo contendere to such crime by the Executive; (B) the Executive’s commission of a crime involving fraud or intentional dishonesty, which results in the Executive’s substantial personal enrichment and material adverse effect to the Company; or (C) the Executive becoming subject to any securities related sanctions related to the Company other than those based on an act of the Company itself for which the Executive is charged solely as a result of his position with the Company.

For purposes of this Agreement, “Good Reason” shall mean any of the following:  (A) reduction of Executive’s title, position, responsibilities, authority or duties to a level less than the title, position, responsibilities, authorities or duties he occupied or possessed, on the date immediately preceding such reduction; (B) a reduction in Executive’s Base Salary or Annual Bonus opportunity, other than as part of a general reduction of senior management compensation that does not apply disproportionately to the Executive; (C) the Company requiring the Executive to be based at a materially different geographic location, other than as part of a relocation of a significant portion of the Company’s senior management; (D) the Company’s material breach of any provision of this Agreement, or any other agreement between the Company and the Executive; or (E) a failure by the Company to obtain the assumption of this Agreement by any successor to or assignee of substantially all of the Company’s business and/or assets.  Notwithstanding the foregoing, the Executive’s resignation shall not be considered to be for Good Reason unless the Company receives, within 90 days following the date on which the Executive knows, or with the exercise of reasonable diligence would know, of the occurrence of any of the events set forth in clauses (A) through (E) above, written notice from the Executive specifying the specific basis for his belief that he is entitled to terminate employment for Good Reason, the Company fails to cure the event constituting Good Reason within 30 days after receipt of such written notice thereof, and the Executive terminates employment within 30 days following expiration of such cure period.

(d)                                 Annual Bonus: For each full fiscal year of the Company that begins and ends during the Employment Period, and for the portion of the fiscal year of the Company that begins in 2010 (“Fiscal Year 2010”), the Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) (the “Annual Bonus”) based on the achievement by the Company of performance goals established by the Compensation Committee (or the Board if there is no Compensation Committee) for each such fiscal year (or portion of Fiscal Year 2010), which may include targets related to the earnings before interest, taxes, depreciation and amortization (“EBITDA”), financial reporting, financial controls, acquisitions, leases, permitting, etc. of the Company; provided, that commencing with the Annual Bonus for the 2012 fiscal year shall be targeted no less than the 120% of the then-current Base Salary). The Compensation Committee (or the Board if there is no Compensation Committee) shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied.

(e)                                  Vacation: The Executive shall be entitled to four weeks of vacation per fiscal year. Up to three weeks of vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year.  Vacation shall accrue to the Executive at rate of not less than one week per quarter in advance.

(f)                                   Expenses: The Company will reimburse the Executive for all expenses related to Company business, including, but not limited to travel, marketing, communication, due diligence, legal fees and expenses, etc.

(g)                                  Welfare, Pension and Incentive Benefit Plans: During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.  The Company will provide the Executive with family health insurance coverage including medical, dental, and vision coverage, comparable to the coverage currently held by the Executive.  The Company will purchase a $1,000,000 term life insurance policy covering the Executive (with beneficiaries designated by the Executive)  upon the Company achieving a market capitalization of at least $50,000,000 for 90 consecutive days (as measured by the reported closing prices on the principal stock exchange or reporting system upon which the Company’s common stock is traded or reported).

(h)                                 Professional Development.  The Company will reimburse the Executive for education and professional development expenses related to courses or programs selected by the Executive in the natural resources sector up to $25,000 per calendar year. The Executive may take such courses during normal business hours and will not be required to utilize vacation time.

3.                                      Responsibilities: As the CEO, the Executive will be responsible for the Company’s strategic direction, identifying and pursuing acquisition targets, personnel hiring, budget preparation, development of an annual operating plan and periodic long range plans, overseeing all portfolio companies’ operations, finances, budgets and strategic direction, and compliance with all regulatory requirements developing and implementing the Company’s business plan.  The CEO shall report directly to the Board and consult regularly with it with respect to the responsibilities listed above.

4.                                      At-Will Employment; Severance: The Executive’s employment with the Company is on an at-will basis.  If terminated by the Company for any reason other than Cause, including a change of control, or by the Executive for Good Reason, the Company shall provide severance to the Executive, payable in accordance with the Company’s normal payroll practice, of six month’s Base Salary in the event of termination on or before August 17, 2011 and 12 month’s Base Salary in the event of termination after August 17, 2011, in each case as well as any and accrued vacation and reimbursement of all business and professional development expenses incurred but not yet reimbursed.

5.                                      Location: The Executive will be based in the Denver, Colorado, metropolitan area.  During the Employment Period, the Company shall provide the Executive with an office and appropriate equipment and support staff.  Upon mutual agreement of the Executive and the Company, offices maybe relocated to a different location.

6.                                      Representations and Warranties: The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due execution by the Executive, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

7.                                      Indemnity:  The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the Executive is or was a trustee, director, member, agent or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(a)                                 Expenses. As used in this Section 7, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(b)                                 Enforcement. If a claim or request under this Section 7 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Colorado law.

(c)                                  Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(d)                                 Insurance.  The Company will maintain a Director’s and Officer’s Insurance Policy naming the Executive as a covered party in an amount deemed mutually sufficient to the Company and the Executive.

8.                                      Survival of Certain Provisions: The representations, warranties and covenants and indemnity provisions contained in Sections 2, 4, 6 and 7 of this Agreement and the Company’s obligation to pay the Executive any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of any completion or termination of this Agreement and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, the indemnified parties and any such person.

9.                                      Notices: Any notice given with respect to this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at 18 Falcon Hills Drive, Highlands Ranch, CO 80126, and (b) if to the Executive, at his offices at 18 Falcon Hills Drive, Highlands Ranch, CO 80126, in either case with a copy to the Company’s legal counsel, Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, 22nd Floor, Denver, CO 80202.

10.                               Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.                               Third Party Beneficiaries: This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

12.                               Validity: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                               Dispute Resolution: If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. Each party shall pick a mediator selector and the two mediator selectors shall then pick and appoint a mediator.  The Company will pay all mediation related costs, including, without limitation, the Executive’s costs and reasonable fees, including attorneys’ fees, incurred in selecting a mediator and obtaining counsel for purposes of the Mediation.

14.                               Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, shall be instituted and maintained in the State or Federal courts sitting in the State of Colorado. Each party waives the right to change of venue .

15.                               Miscellaneous: No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer or a director of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

16.                               Section Headings: The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

The parties have executed this Agreement as of the Effective Date, as defined above.

Patrick L. Avery	Prospect Global Resources Inc.

/s/ Patrick L. Avery	By:	/s/ Barry Munitz
Barry Munitz
Board Chairman